Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA

Allied Nevada Reports Record Earnings of $24.4 Million ($0.32 Per Share)

for the First Half of 2010

Average Cost of Sales of $399 Per Ounce of Gold Sold1 For the First Half of 2010

August 9, 2010, Reno, Nevada—Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to report its financial and operating results for the three and six months ended June 30, 2010. The results presented in this press release should be read in conjunction with the Company’s Form 10-Q (quarterly report) filed on SEDAR and Edgar and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP and are expressed in U.S. dollars.

Second Quarter 2010 Highlights:

•

Hycroft operations achieved record production in the second quarter of 2010 of 31,400 ounces of gold and 62,000 ounces of silver. Allied Nevada is on track to meet full-year guidance for 2010 of gold sales of approximately 100,000 ounces at cost of sales per ounce of gold sold[1] of $400-$450.

•

Allied Nevada achieved record net income of $20.8 million ($0.26 per share) in the second quarter of 2010, $24.4 million ($0.32 per share) year-to-date, compared with a net loss of $6.9 million ($0.12 per share) and $14.5 million ($0.25 per share) for the same periods in 2009. The mine was fully operational in the second quarter of 2010 and was in the initial stages of commissioning in the second quarter of 2009, accounting for the significant difference year-over-year.

•

Revenue from gold sales of 29,560 ounces was $35.9 million in the second quarter of 2010 compared with 3,944 ounces of gold sold in the second quarter of 2009 for revenue of $3.7 million. In the first half of 2010, revenue from gold sales of 49,999 ounces was $58.5 million compared with revenue of $6.9 million from the sale of 7,343 ounces of gold in the first half of 2009. The significant difference in ounces sold year-over-year is due to the mine operating at expected rates in 2010 whereas the mine was still in the commissioning phase in 2009. The average realized gold price in the second quarter and first half of 2010 was $1,216 and $1,171 per ounce, respectively, compared with $943 and $935 per ounce, respectively, in the corresponding periods of 2009.

•

Cost of sales per ounce of gold sold[1] (excluding accretion, depreciation and amortization) was $408 for the second quarter of 2010 compared with $392 in the second quarter of 2009. Year-to-date, average cost of sales per ounce of gold sold was $399 in 2010 compared with $490 per ounce in 2009. The Company paid Net Proceeds Tax of $0.7 million in the second quarter and $1.0 million year-to-date, which negatively impacted cost of sales per ounce of gold sold by approximately $24 per ounce for the second quarter and $20 per ounce for the first half of 2010. We continue to expect full-year average cost of sales per ounce of gold sold to be between $400-$450, as costs are expected to rise during the balance of the year with more waste tonnes and lower ore grades being mined in the second half of the year.

•	Average gold and silver grades mined in the second quarter of 2010 of 0.84 grams per tonne (“g/t”) gold

[1]	Allied Nevada uses the non-GAAP measure “cost of sales per ounce of gold sold” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding this measure.

and 10.02 g/t silver continue to exceed management’s expectations and are similar to grades mined in the same period last year. Recoverable ounces placed on the pad in the first half of 2010 of 77,000 ounces of gold and 182,500 ounces of silver were 14% and 38% better than expected. Historically, the ore reserve model has under-predicted contained gold by approximately 8%.

•

The Company recognized a net income tax benefit of $6.4 million in the second quarter. An $11.5 million income tax benefit from reducing the valuation allowance on the deferred tax assets was partially offset by income tax expenses of $0.5 million for alternative minimum taxes and a non-cash deferred income tax expense of $4.6 million related to the current period’s pre-tax income. The $11.5 million income tax benefit was triggered by the updated ore reserve which the Company released on April 1, 2010. The accounting rules require companies to evaluate deferred tax valuation allowance on an annual basis and when a triggering event occurs. Due to the increased proven and probable ore reserves and the resulting improvement in the forecasted taxable income, the Company reduced the valuation allowance against its deferred tax assets to reflect the expected recovery of additional Net Operating Loss Carryforwards and other deferred tax assets. At the end of the second quarter, we reported current deferred tax assets of $5.5 million and non-current deferred tax assets of $17.7 million. There was no income tax benefit in the 2009 period due to an increase in Allied Nevada’s valuation allowance to offset a tax benefit associated with its loss before income taxes.

•

Cash provided by operating activities was $11.6 million for the second quarter of 2010, compared with cash used in operating activities of $11.0 million in the same period in 2009. Year-to-date, cash provided by operating activities was $12.4 million compared with cash used in operating activities of $22.9 million in the first half of 2009. Cash provided by operating activities was $22.6 million higher in the second quarter of 2010 as the mine was still in the initial stages of commissioning in the same period of 2009.

•

For the three and six months ended June 30, 2010, cash used in investing activities was $8.5 million and $15.0 million, respectively, compared with $1.2 million and $1.3 million in the same periods in 2009. Capital expenditures in the first half of 2010 of $10.2 million were primarily for construction of the leach pad expansion, the purchase of additional mining equipment in connection with the oxide expansion project, the purchase of the initial crushing unit and construction of the lean pumping station.

•

For the three and six months ended June 30, 2010, net cash provided by financing activities was $256.9 million primarily from the completion of the May 2010 offering, compared with $14.4 million and $20.5 million, respectively, in the same periods of 2009.

•	Cash and cash equivalents at June 30, 2010 were $346.0 million compared with $91.6 million at December 31, 2009.

•

The Company drilled 155 holes at Hycroft totaling 19,600 meters focused on infill drilling to convert resources and continue silver delineation. Results from additional drilling in the Vortex Zone confirmed the continuity of higher grades in that area. A resource announcement is expected to be completed in August which will incorporate all 250 holes drilled to date totaling 43,300 meters of drilling.

•	Allied Nevada announced positive initial drill results from the Hasbrouck Mountain project located near Tonopah, Nevada.

“I am proud to report that we have achieved a number of milestones and new operating and financial records in the first half of 2010. Hycroft is running well and we have begun the first stage of the oxide expansion ahead of schedule. Exploration drilling continues to define what management believes to be a very large system and ongoing metallurgical testing continues to provide confidence for both oxide and

Q2 2010 Financial & Operating Results	2

sulfide mineralization. I look forward to the challenge of surpassing the current performance records as we continue to optimize and grow Hycroft,” commented Scott Caldwell, President and CEO of Allied Nevada.

Operations Update

Key operating statistics for the three and six months ended June 30, 2010, compared with the same periods of 2009, are as follows:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Ore mined (tonnes, thousands)	2,993	2,810	5,168	4,358
Waste mined (tonnes, thousands)	3,430	3,160	6,080	8,094

Total material mined (tonnes, thousands)	6,423	5,970	11,248	12,452

Ore grade—gold (g/t)	0.84	0.83	0.82	0.76
Ore grade—silver (g/t)	10.02	10.10	10.98	7.47
Ounces produced—gold	31,400	14,500	54,100	18,200
Ounces produced—silver	62,000	15,400	115,500	25,500
Ounces sold—gold	29,560	3,944	49,999	7,343
Ounces sold—silver	63,859	6,628	114,796	11,003
Average realized price—gold ($/oz)	$1,216	$943	$1,171	$935
Average realized price—silver ($/oz)	$18	$14	$18	$14
Average spot price—gold ($/oz)	$1,197	$922	$1,152	$915
Average spot price—silver ($/oz)	$18	$14	$18	$13
Cost of sales, net of byproduct credits (thousands) (1)	$12,059	$1,545	$1,971	$3,598
Cost of sales per ounce of gold sold	$408	$392	$399	$490

Hycroft achieved record production levels of 31,400 ounces of gold and 62,000 ounces of silver in the second quarter of 2010 compared with production of 14,500 ounces of gold and 15,400 ounces of silver in 2009. Year-to-date production for 2010 was 54,100 ounces of gold and 115,500 ounces of silver compared with production of 18,200 ounces of gold and 25,500 ounces of silver in 2009. The difference in ounces produced year-over-year is a result of the mine being fully operational in the first half of 2010 whereas it was in the commissioning stage in the same period of 2009. The mine has had no lost time accidents or reportable environmental incidents in the first half of 2010.

Hycroft mined 6.4 million tonnes of material, including 3.0 million tons of ore in the second quarter at grades of 0.84 g/t Au and 10.02 g/t Ag. In the first half of 2010, the mine placed 136,100 contained ounces of gold and approximately 1.8 million contained ounces of silver on the pad (or 77,000 ounces of recoverable gold and 182,500 ounces of recoverable silver).

Record metals sales were also achieved in the second quarter with 29,560 ounces of gold and 63,859 ounces of silver sold at an average cost of sales of $408 per ounce of gold sold. Year-to-date, 49,999 ounces of gold and 114,796 ounces of silver have been sold at an average cost of sales of $399 per ounce of gold sold. The Company paid Net Proceeds Tax of $0.7 million in the second quarter and $1.0 million year-to-date, which negatively impacted cost of sales per ounce of gold sold by approximately $24 per

Q2 2010 Financial & Operating Results	3

ounce for the second quarter and $20 per ounce for the first half of 2010. No net proceeds taxes were paid in the same periods in 2009.

For budgeting purposes in 2010, we assumed a 2:1 ratio of silver ounces to gold ounces sold and a silver sales price of $14 per ounce. In addition to lower fuel prices and fewer tonnes mined in the first quarter, higher than anticipated silver grades, which resulted in a higher than anticipated ratio of silver ounces sold to gold ounces sold of 2.3:1, and a realized silver price of $18 for the first half of 2010, all contributed to the lower than anticipated cost of sales per ounce of gold sold. Cost of sales per ounce of gold sold is expected to rise during the balance of the year as more waste and lower grades are expected to be mined in the second half of 2010. The Company reiterates its guidance of 100,000 ounces of gold sales at a cost of sales per ounce of gold sold of between $400-$450 for 2010.

The 3.5 million square foot Brimstone leach pad expansion continues as scheduled and is expected to be completed by the end of the third quarter of 2010. The first mobile crusher has arrived on site and is going through assembly and commissioning. It is expected to be fully operational in the third quarter of 2010. The initial equipment for the accelerated oxide mining plan has been ordered and the equipment will be integrated into the mining fleet as soon as it arrives.

Exploration

Hycroft:

Year-to-date, 250 holes have been drilled at Hycroft totaling 43,300 meters. Exploration activities in the first half of 2010 were directed towards infilling the Brimstone Pit, Bay Area and Vortex Zone and resource step out drilling in the Central Pit and Vortex Zone. Core holes drilled during the period were sampled to provide material for ongoing metallurgical testing. A significant portion of the drilling in the first half of 2010 will be included in a resource update expected to be released in August 2010. In July, the mine increased the number of explorations drills on site to eight and is on track to meet the program goals.

Advanced Exploration Properties:

The Company began an initial three core hole program at its Hasbrouck Mountain project located near Tonopah, Nevada to confirm historical drilling and explore the depth of mineralization. Significant intercepts from this program include:

-	120 meters grading 2.22 g/t gold equivalent (“AuEq”) (1.57 g/t gold (“Au”), 36.71 g/t silver (“Ag”));
-	123 meters grading 1.15 g/t AuEq (0.81 g/t Au and 19.25 g/t Ag); and
-	108 meters grading 1.2 g/t AuEq (0.85 g/t Au and 20.14 g/t Ag).

Grades encountered in this initial three core hole program are higher than average resource grades of 0.79 g/t gold and 10.97 g/t silver. These samples will also be used for metallurgical testing.

The Company is utilizing one rig to complete all drilling outside of Hycroft and intends to drill two other properties in Nevada, Contact and Wildcat, before returning to Hasbrouck for a second round of drilling in September.

Q2 2010 Financial & Operating Results	4

2010 Outlook

The Hycroft mine continues toward implementing the previously announced oxide accelerated mining rate. The accelerated rate is expected to begin to impact operations in 2011. In 2010, we expect to mine approximately 29 million tonnes of material, including approximately 11 million tonnes of ore at an average grade of 0.56 g/t gold and 9.7 g/t silver. Based on this operating plan, gold sales are expected to be approximately 100,000 ounces at a cost of sales per ounce of gold sold of between $400-$450 in 2010. Projected cost of sales per ounce of gold sold for 2010 was determined assuming a fuel price of $90/barrel and takes into account revenue from silver production as a byproduct credit based on a 2:1 production ratio of silver to gold and a $15/ounce silver price. Projected costs for 2010 are expected to be higher than 2009 actual costs due to anticipated lower grades mined through the second half of the year, higher budgeted fuel prices compared with actual prices paid in 2009 (representing an increase of approximately $20/ounce) and increased cyanide consumption compared with actual consumption in 2009 (representing an increase of approximately $19/ounce) . Based on current life of mine plans, a $10 per barrel movement in the price of West Texas Intermediate (type of crude oil used as a benchmark in oil pricing) will impact the annual operating costs for fuel and lubricants at the Hycroft mine by approximately $1 million (or $10 per ounce).

Capital and mine development expenditures at Hycroft are expected to be $50 million for 2010. Major capital items include the Brimstone leach pad expansion, mobile crushing unit, larger capacity mining equipment in connection with the oxide accelerated mining plan and exploration. At Hycroft, construction of the Brimstone leach pad expansion is progressing well. This phase is expected to increase the available leach pad space by a further 3.5 million square feet and is expected to be completed by the end of the third quarter of 2010. The initial crushing unit capable of crushing four million tonnes of material per year (or approximately 30% of ore tonnes mined) is expected to be fully operational in the third quarter. With the addition of this system, gold and silver recovery of combined run of mine and crushed ore is expected to increase to 60% and 14%, respectively (from current run of mine performance of 56.5% recovery for gold and 10% recovery for silver). Ordering of long-lead time capital items such as larger capacity 320-ton class haul trucks and a 36-yard shovel has begun and are expected to be delivered over the next six to nine months.

A 100,000 meter exploration program at Hycroft has been designed for 2010, of which 43,300 meters of drilling has been completed to the end of the second quarter. The focus of the 2010 drill program is:

•	expanding oxide and sulphide resources;
•	converting oxide resources to the reserve categories and inferred sulphide resources to the measured and indicated categories;
•	aligning the silver resource with the gold resource where no historical drilling and assay data exists;
•	attaining further samples for ongoing metallurgical work; and
•	testing the extent of high-grade silver anomalies encountered at the end of the 2009 drill season.

Exploration spending at Hycroft is expected to be approximately $16 million in 2010. In addition, the Company intends to conduct targeted surface exploration and drilling on certain of its advanced and exploration properties where the Company believes encouraging exploration opportunities exist.

Metallurgical test work has begun on oxide mineralization to assess the potential benefit of milling oxide material to improve gold and, more importantly, silver recoveries.

Q2 2010 Financial & Operating Results	5

The Company continues to review near and long-term opportunities to improve upon recovery rates for gold and silver, increase production and reduce costs at Hycroft. Some of these initiatives include:

1.	Milling option for oxide material: As mine optimization continues, a review of different treatment options for oxide ore to improve gold and, more significantly, silver recoveries may warrant a change in operating structure. Metallurgical work has commenced to assess the potential benefit of grinding and milling oxide ore. Should the test work result in a positive impact to recoveries, economic and engineering assessments will begin to determine the economic impact of moving from a heap leach to grinding and milling operation.

2.	Sulphide resource development: Preliminary metallurgical testing completed in 2009 indicated that sulphide material is amenable to simple flotation concentration, and that gold and silver recoveries with cyanidation of the combined tailing indicates overall recoveries averaging approximately 85% for gold and 86% for silver. We are in the initial stages of preparing a feasibility study to determine the economic viability of mining this sulphide mineralization. It is currently expected that this study will be completed by mid-2011.

Conference Call Information

Allied Nevada will host a conference call on Tuesday, August 10, 2010, at 4:00 pm ET to discuss these results and recent developments at Hycroft, followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-814-4861

Outside of Canada & US – 1-416-644-3417

Replay (available until August 17, 2010):

Access code: 4345833#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning the timing, results and benefits of exploration, operations, drill programs, Hycroft expansion economics and engineering assessments and feasibility studies; expectations regarding the expected timing, cost and financing of exploration spending and equipment, including but not limited to the proposed crushing system and the anticipated benefits of such items; expectations regarding potential growth and optimization opportunities; expectations concerning the completion, costs and benefits of expansions at Hycroft; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; results of evaluation of underlying sulphide mineralization at Hycroft; reserve and resource estimates; cost estimates, estimates of gold and silver grades and waste mined; estimates of recovery rates; expectations regarding the life of the Hycroft mine and the cash flow generated by the property; expectations regarding the amount and timing of future gold and silver production and sales from the Hycroft mine and the associated cost of sales; expectations regarding fuel prices and cyanide consumption; expectations regarding the sufficiency of current oxide reserves; expectations regarding the Company’s future capital requirements and

Q2 2010 Financial & Operating Results	6

expenditures and the sources and adequacy of liquidity available to the Company; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

Non-GAAP Measures

Allied Nevada provided the non-GAAP measures of “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use these non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The calculations of these non-GAAP measures are presented below:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Cost of sales (thousands)	$13,235	$1,640	$22,002	$3,748
Less: Silver revenues (thousands)	$(1,176)	$(95)	$(2,031)	$(150)

Cost of sales, net of byproduct credits (thousands)	$12,059	$1,545	$19,971	$3,598
Gold ounces sold	29,560	3,944	49,999	7,343
Cost of sales per ounce of gold sold	$408	$392	$399	$490

Q2 2010 Financial & Operating Results	7

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada and has reviewed the technical information contained in this news release.

For further information regarding the quality assurance program and the quality control measures applied, please see the technical report dated April 1, 2010 and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please contact:

Scott Caldwell President & CEO (775) 358-4455	Tracey Thom Vice President, Investor Relations (416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com

Q2 2010 Financial & Operating Results	8

ALLIED NEVADA GOLD CORP.

CONSOLIDATED BALANCE SHEETS

(US dollar thousands, except share amounts)

	(Unaudited)
	June 30,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$345,997	$91,581
Inventories	9,356	6,773
Ore on leachpads	45,489	34,179
Prepaids and other	6,628	3,911
Deferred tax asset, current portion	5,531	4,344

Current assets	413,001	140,788
Restricted cash	14,994	14,066
Plant and equipment, net	42,432	35,367
Mine development costs	13,256	10,389
Reclamation premium and asset retirement cost asset	2,235	2,431
Mineral properties	35,585	35,845
Deferred tax asset, non-current portion	17,669	13,539

Total assets	$539,172	$252,425

Liabilities:
Accounts payable	$13,028	$12,414
Amounts due to related parties	207	28
Accrued liabilities and other	2,179	1,476
Capital lease obligations, current portion	1,341	1,298
Asset retirement obligation, current portion	476	476

Current liabilities	17,231	15,692
Deferred royalty income	477	686
Capital lease obligations, long-term portion	3,997	4,700
Asset retirement obligation, long-term portion	6,153	6,167
Other accrued liabilities	3,889	2,000

Total liabilities	31,747	29,245

Commitments and Contingencies
Shareholders’ Equity:
Common stock ($0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: 88,131,700 at June 30, 2010 and 73,837,267 at December 31, 2009)	88	74
Additional paid-in-capital	577,710	317,923
Accumulated deficit	(70,373)	(94,817)

Total shareholders’ equity	507,425	223,180

Total liabilities and shareholders’ equity	$539,172	$252,425

Q2 2010 Financial & Operating Results	9

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(US dollars in thousands, except shares and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenue:
Gold sales	$35,936	$3,719	$58,540	$6,868
Silver sales	1,176	95	2,031	150

	37,112	3,814	60,571	7,018

Operating expenses:
Cost of sales (excludes depreciation, amortization, and accretion)	13,235	1,640	22,002	3,748

	23,877	2,174	38,569	3,270

Stripping costs	209	28	726	3,905
Depreciation and amortization	1,727	322	3,005	844
Exploration and land holding costs	4,978	854	8,829	1,280
Accretion	112	98	222	195
Corporate general and administrative	4,541	3,151	8,253	5,368

Income (loss) from operations	12,310	(2,279)	17,534	(8,322)

Interest income	34	12	46	28
Interest expense	(93)	(260)	(188)	(303)
Loss due to change in value of equity-linked financial instruments	—	(3,726)	—	(5,194)
Net foreign exchange gain (loss)	2,099	(617)	2,170	(659)
Other income	3	—	272	—

Income (loss) before income taxes	14,353	(6,870)	19,834	(14,450)
Income tax benefit	6,437	—	4,610	—

Net income (loss)	$20,790	$(6,870)	$24,444	$(14,450)

Earnings (loss) per share:
Basic:
Weighted average number of shares outstanding	78,730,590	58,464,045	76,423,287	58,013,299
Income (loss) per share	$0.26	$(0.12)	$0.32	$(0.25)
Diluted:
Weighted average number of shares outstanding	80,595,450	58,464,045	78,317,044	58,013,299
Income (loss) per share	$0.26	$(0.12)	$0.31	$(0.25)

Q2 2010 Financial & Operating Results	10

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(US dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$20,790	$(6,870)	$24,444	$(14,450)
Adjustments to reconcile net income (loss) for the period to net cash provided by (used in) operating activities:
Depreciation and amortization	1,727	322	3,005	844
Amortization of deferred loan costs	—	14	—	14
Accretion	112	98	222	195
Stock-based compensation	1,187	1,193	2,217	1,881
Unrealized foreign currency loss	—	534	—	534
Loss due to change in fair value of equity-linked financial instruments	—	3,726	—	5,194
Deferred royalty income	—	—	(269)	—
Reclamation expenditures	(236)	—	(236)	—
Increase in deferred tax asset	(6,930)	—	(5,316)	—
Change in operating assets and liabilities:
Inventories	(429)	(2,650)	(2,428)	(2,459)
Ore on leach pads	(4,805)	(10,976)	(9,864)	(16,599)
Prepaids and other	(2,308)	(209)	(2,717)	(14)
Accounts payable and amounts due to related parties	554	3,590	793	1,479
Accrued liabilities and other	1,938	271	2,591	459

Net cash provided by (used in) operating activities	11,600	(10,957)	12,442	(22,922)

Cash flows from investing activities:
Additions to plant and equipment	(7,006)	(873)	(10,193)	(1,029)
Additions to mine development costs	(1,522)	(310)	(3,891)	(310)
Increase in restricted cash	(10)	(12)	(928)	(22)
Proceeds from advance minimum royalties	55	—	60	81

Net cash used in investing activities	(8,483)	(1,195)	(14,952)	(1,280)

Cash flows provided by financing activities:
Proceeds on issuance of common stock	275,096	14,621	275,418	14,650
Share issuance costs	(17,833)	—	(17,833)	—
Proceeds from term loan	—	—	—	6,348
Payment of loan costs	—	—	—	(87)
Repayments of principal on capital lease agreements	(331)	(213)	(659)	(375)

Net cash provided by financing activities	256,932	14,408	256,926	20,536

Net increase (decrease) in cash and cash equivalents	260,049	2,256	254,416	(3,666)
Cash and cash equivalents, beginning of period	85,948	10,589	91,581	16,511
Cash and cash equivalents, end of period	$345,997	$12,845	$345,997	$12,845

Supplemental cash flow disclosures:
Cash paid for interest	$93	$301	$188	$344
Cash paid for income taxes	300	—	300	—
Non-cash financing and investing activities:
Shares issued in satisfaction of liability for equity-linked financial instruments	—	6,000	—	6,000
Mining equipment acquired by capital lease	—	2,835	—	2,835

Q2 2010 Financial & Operating Results	11